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                                                                   EXHIBIT  10.4

                    CLAIMS SERVICE AND MANAGEMENT AGREEMENT

     This Claims Service and Management Agreement ("Agreement") is made and entered into as of July 1, 2000 by and between United States Fire Insurance Company, ("Company") and RiverStone Claims Management LLC, a Delaware limited liability company ("Manager").

     WHEREAS, the Company and the Manager are each indirect subsidiaries of Fairfax Financial Holdings Limited ("Fairfax"); and

     WHEREAS, the Company is engaged in the business of insurance and has underwritten or assumed certain policies of insurance; and

     WHEREAS, the Manager is engaged in the business of providing claims management and related administrative services to and on behalf of insurance companies affiliated with Fairfax; and,

     WHEREAS, the Company wishes to retain Manager to provide claims services for certain identified types of claims, and Manager is willing to provide such services on the terms and conditions set forth below; and,

     WHEREAS, Manager possesses the personnel and facilities for the processing, adjustment and settlement of claims;

     NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions: As used herein, the following terms shall have the meaning set forth below:

     1.1 "Claims Handling Services" shall mean all claims and administrative services provided by Manager under this Agreement.

     1.2 "Claims" shall mean any demand by any Person against the Company for coverage under policies underwritten or assumed by the Company that are referred by the Company in its sole discretion to Manager for servicing, including, but not necessarily limited to, latent claims and construction defect claims.

     1.3 "Operating Account" means the account designated by Manager for the payment by Company of Service Fees.

     1.4 "Records" means any and all documents, correspondence, and other information including electronic data related to Claims, or information of any kind, without limitation, relating to Claims Handling Services.

     1.5 "Transition Plan" means an orderly comprehensive plan to transfer Company's pending latent and construction defect Claims to Manager.

     1.6 "Service Fees" means the amount payable by Company to Manager for Claims Handling Services.

     1.7 "Account/Claim Type" means all demands for coverage by any Person claiming status as an insured or additional insured under a policy or group of policies issued to a policyholder, or its predecessor, involving a designated type of claim, including, but not limited to, one of the following types of claims:

         Hazardous Waste

         Asbestos

         Chemical

         Dust

         Gas & Vapors
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         Herbicide

         Latex

         Lead

         Metals

         Hearing Loss

         Paint

         Pharmaceuticals

         Radiation

         Repetitive Stress

         Silica

         Sick Building

         Implants

         Tobacco

         Welding Fumes

         Firearms

         Construction Defect

     1.8 "Person" means an individual, corporation, partnership, association, proprietorship, trust or any other entity or organization, any federal, state or local government or quasi-governmental body or political subdivision or any agency or instrumentality thereof.

     1.9 "Delegated Authority" means full policy limits gross settlement and reserve authority, without consideration of any reinsurance, and separately full authority for related expenses.

     1.10 "Expenses" means all necessary amounts incurred in the handling of the Claims including legal fees and declaratory judgment fees, court costs, claim related travel expenses, expert fees, court reporter and transcript fees, witness fees and witness travel expense, and such other reasonable fees and expenses necessary to properly handle the Claims.

     1.11 "Loss" means amounts reserved or paid for satisfaction of judgments, or settlement of Claims under the Company's policies, and may include expense in those instances where the policy provides that expense is within limits.

2.   AUTHORITY AND SERVICES

     2.1 The Company hereby appoints Manager as a claims manager and grants Manager authority to manage and service those Claims referred by Company to Manager. It is understood and agreed Manager shall have authority to investigate, compromise, manage and supervise the denial of Claims, as well as the settlement and payment of Claims within Manager's Delegated Authority. Manager shall have the authority to retain counsel, experts, and other third party providers on behalf of Company reasonably necessary for the handling of Claims, and is further authorized to manage said providers on behalf of Company.

     2.2    Manager shall be responsible to:

         2.2.1  Accept and review all Claim reports submitted by the Company;

         2.2.2 Investigate all Claims, secure all necessary Claims-related services, and adjust, settle, resist or otherwise handle all such Claims within the Delegated Authority granted by the Company, in
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                accordance with sound case management practices and industry standards and in compliance with applicable regulatory requirements;

         2.2.3 Investigate all Claims, secure all necessary Claims-related services, and adjust, settle, resist or otherwise handle all such Claims in excess of the Delegated Authority with the prior written approval of the Company, in accordance with sound case management practices and industry standards and in compliance with applicable regulatory requirements;

         2.2.4 Establish files for all Claims, organized by Account/Claim Type, which files shall contain all documentation received by Manager relevant and material to the Claim, relating to the investigation, evaluation, negotiation, settlement and litigation of such Claims. The files shall be available for review and copying at all reasonable times by Company or its designated agent or any regulatory or taxing authority.

         2.2.5 Recommend the amount of Loss reserves to be established for each Claim. Manager shall maintain reserve analysis information for all Claims, and shall promptly complete and forward to Company a Large Claim Report in a manner that is consistent with the approach that is mutually agreed by Company and Manager. Company retains the right to make the final determination regarding reserve amounts to be established for any and all Claims.

         2.2.6 Provide staff and materials to handle all Claims in a professional and orderly manner in accordance with sound case management practices and industry standards, and in compliance with applicable regulatory requirements. Manager shall have the sole discretion, subject only to the requirements of this paragraph 2.2.6, in its selection and utilization of staff, facilities and materials in connection with the handling of Claims by Manager.

         2.2.7 Retain stored files following closure in compliance with Company's record retention policy and at Company's expense

         2.2.8 Exercise control of litigated cases including requiring detailed legal bills, and in accordance with Manager's litigation management guidelines, industry standards and in compliance with regulatory requirements.

         2.2.9  Promptly notify Company of all extra-contractual matters.

         2.2.10 Document the file with, where appropriate, releases on Claims settled or disposed of by Manager.

         2.2.11 Process checks on behalf of Company in payment of Loss and Expense within Manager's Delegated Authority, and in excess of the Delegated Authority with the prior written approval of the Company all in accordance with the payment code conventions provided by the Company.

         2.2.12 Notify the Company as soon as practical, but not later than the issuance of the monthly Fairfax report which Manager will prepare as a matter of course, of any individual Claims Loss or Expense payment in excess of $500,000.

         2.2.13 Assume full and complete responsibility for preparing reinsurance billings and reports associated with all Claims, and provide said billings and reports to Company for distribution as required.

         2.2.14 Assume full and complete responsibility for the recovery of deductibles in the context of settlements and provide for payment to the Company or any sums collected. Manager will advise Company of deductibles not resolved in the settlement process.

         2.2.15 Provide reasonable access to Manager's Claim Management System ("CMS") to view Company's Claims and relevant data tables for Claims to Company's actuarial, financial and claims designees, its agents and regulatory authorities to the extent necessary for Company
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                reserving, reporting and planning purposes, regulatory
                compliance, claims monitoring and other business purposes.

         2.2.16 Collect financial data items and transmit same to Company's designated TPA Interface on a monthly basis, and to verify the accuracy of the data transmitted.

         2.2.17 Collect and provide on a quarterly basis, actuarial data items including, but not limited to, claims trends data, policy data, site information, in SQL table format, an example of which shall be furnished by Company to Manager. Company may request additional data items on thirty (30) days notice. Any such additional data items shall be furnished to Company with the following quarter's data.

         2.2.18 Provide monthly and quarterly reports to Company, detailing number of new Claims received, closed Claims, and pending Claims, and monthly and quarterly data for paid loss, expense, reserve changes and current reserves.

         2.2.19 At Company's sole discretion, allow Company to conduct Claims Audits, provided Company gives Manager at least fifteen (15) days prior notice.

     2.3 The appointment of the Manager by the Company to this Agreement is not exclusive.

     2.4 Manager is designated the "Authorized Representative" for Company for all Claims.

     2.5 The services provided by Manager hereunder are not of a legal nature, and the Manager shall in no event give, or be required to give, any legal opinion or provide any legal representation to the Company nor may any communication prepared by the Manager be relied upon by the Company as a legal opinion or interpretation. The Manager is not and shall not be considered as engaged in the practice of law.

     2.6 Notwithstanding the authority delegated to Manager under this section, the Company has the right to take over the handling and control of any specific Claim at any time for any reason or no reason. In the event Company elects to take over the handling of any specific Claim, Company shall bear the costs associated with transferring the administration of the Claim, unless the transfer was occasioned by deficient Claims handling, under which circumstances Manager shall bear said costs.

3.   COMPANY'S OBLIGATIONS

     3.1 To remit service fees in accordance with Section 5 of this Agreement.

     3.2 To fund all Loss and Expense payments that are the responsibility of Company under this Agreement.

     3.3 Company retains full responsibility for filing and/or completing any reports for any insurance rating bureaus, and required statutory financial reports, or any other similar reports or statistics required of Company. Manager shall supply Company with the necessary information and in the appropriate medium and format as reasonably determined by the Company.

     3.4 Company shall designate one or more Company employees to provide Manager with information concerning the Company necessary to service the Claims, and provide to Manager Loss or Expense authority in excess of the Delegated Authority.

     3.5 Company shall respond promptly to Manager for requests for authority in excess of Manager's Delegated Authority. All authority granted in excess of Manager's Delegated Authority shall be confirmed in writing, which writing may include facsimile transmission and/or electronic mail.

     3.6    Company shall forward to Manager notices of new Claims.

     3.7 Company shall cooperate with Manager to develop an orderly plan of transition for existing Claims.

     3.8 Company agrees to provide Manager with any and all documentation necessary to evidence Manager's authority pursuant to this Agreement.
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4.   CLAIMS FUNDING ARRANGEMENT

     4.1 Manager shall establish an interest-bearing fiduciary account designated as the Company's individual Claims Funding Account. The account shall be established in the name of United States Fire Insurance Company.

     4.2 The Claims Funding Account shall be used for the sole purpose of funding Claims Loss and Expense payments for Claims serviced by Manager under the terms of this Agreement.

     4.3 No other funds shall be commingled with Company's funds in the Claims Funding Account.

     4.4 Interest earned on the Claims Funding Account shall be separately reported and separately distributed net of bank fees to Company quarterly.

     4.5 Company agrees to fund all Loss and expense payments through the Claims Funding Account.

     4.6 Manager will notify Company as necessary of the appropriate funding amounts due for Claims Loss and Expense payments at least one business day prior to the day said payments must be funded.

     4.7 Company will wire transfer said funds to the Company's Claims Funding Account no later than one (1) business day following receipt of the funding notification.

     4.8 In the event circumstances arise which necessitate an acceleration of the funding arrangements set forth in this Section, Manager and Company agree to use best efforts to make a funding arrangement which achieves the optimal result for the Claim.

5.   SERVICE FEES

     5.1 Company shall pay the Manager fees for the Claims Handling Services. Service fees shall be in the amount of two million one hundred thousand dollars ($2,100,000) per annum and shall be payable monthly in arrears into the Manager's Operating Account on the last day of each calendar month. Each such monthly payment shall be in an amount equal to one-twelfth of the annual fee.

     5.2 Service fees shall be reviewed and, as mutually agreed, adjusted beginning January 1, 2002 during the term of this Agreement. Commencing January 1, 2002, consideration of the need for an adjustment, if any, shall be based on the number of Claims pending and other cost considerations, but in no event shall such fees ever exceed the Manager's actual annual cost of providing the Claims Handling Services.

     5.3 Expenses incurred by Manager and payable under this Agreement shall be allocated in accordance with the provisions of New York Insurance Department Regulation 30.

6.   AUDIT RIGHTS

     6.1 Company shall have the right, upon reasonable notice to Manager, to conduct audits of all Records other than Claims files. The time of the audits of Claim files shall be subject to mutual agreement of Manager and Company..

     6.2 Company shall have the right, upon reasonable notice to Manager, to audit Manager's draft and check security procedures.

     6.3 Company shall have the right, upon reasonable notice to Manager, to inspect and audit the statements it receives from Manager.

     6.4 Manager shall make its books and records relating to the services provided hereunder available to Company for reasonable inspection and to cooperate with Company in audits conducted under this section.

     6.5 Company shall have the right, upon reasonable notice, to audit actuarial data items. Manager shall maintain current actuarial data items
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7.   TERMINATION

     7.1 Either party may terminate this Agreement, with or without cause, by providing not less than sixty (60) days written notice to the other party.

     7.2 This agreement may be terminated by either party by written notice served on the other party, which notice when served shall take effect immediately if:

         7.2.1 The other party shall at any time be in material breach of any of its obligations hereunder and, in the case of a material breach capable of remedy, fails to remedy the same within 30 days after receiving written notice from the aggrieved party requiring it do so: or

         7.2.2 The other party shall at any time become insolvent, suspend payment of its debts, enter into any arrangement with its creditors, convene a meeting of its creditors or cease or threaten to cease to carry on its business or enter into liquidation (voluntary or involuntary) or have a receiver appointed over any of its assets.

     7.3 Upon termination of this Agreement for any reason, each party will deliver or cause to be delivered to the other party, or such other person as the other party may direct, Records associated with the business of the other party.

     7.4 Company acknowledges that in the event it elects to terminate this Agreement, Manager will not recapture or otherwise utilize the resources and expenses allocated to Claims Handling Services pursuant to this Agreement. Except in the case of termination by Company due to a finally determined material breach by Manager, Company agrees to pay or otherwise reimburse Manager for all reasonable termination and severance expenses for Manager's personnel and related overhead expenses associated with such termination of this Agreement on an actual cost basis.

8.   INDEMNIFICATION

     8.1 Manager shall defend, indemnify and hold Company and its directors, officers, employees or agents harmless from and against all extra contractual liability and related expense, including attorney's fees, arising out of any real or alleged acts or omissions which constitute gross negligence or willful misconduct of Manager or its agents which occur following the receipt by Manager of a Claim.

     8.2 Company shall defend, indemnify and hold Manager and its directors, officers, employees or agents harmless from and against all liability and related expense, including attorney's fees, arising out of the instructions or acts of Company or its employees or agents, or where Manager has given Company prior written notice of its intended course of action and Company has approved said course of action or has not otherwise disapproved it within five (5) business days of receipt of said written notice from Manager. If Manager materially deviates from an approved course of action, Company shall have no liability under this paragraph. Without limiting the generality of the foregoing, Manager will not be liable to Company for any action taken or omitted by Manager in good faith and believed by Manager to be authorized or within the rights or powers conferred upon it by this Agreement.

     8.3    Paragraphs 8.1 and 8.2 shall survive termination of this Agreement.

9.   ARBITRATION

     9.1 Any dispute or difference arising with reference to this Agreement, and the rights and obligations of Manager and Company hereunder shall be referred to a Board of Arbitration ("Board") of two (2) arbitrators and an umpire.

     9.2 The members of said Board shall be United States citizens and shall be active or retired disinterested officers of insurance or reinsurance companies.

     9.3 One arbitrator shall be chosen by the party initiating the arbitration within 30 days of initiating the arbitration. The other party shall respond within 30 days of receipt of the identity of the initiating party's designation, and shall designate its arbitrator. The umpire shall thereafter be chosen by the two arbitrators within 30 days. If the arbitrators are unable to agree on an umpire, an umpire meeting the qualifications set forth above shall be chosen by the American Arbitration Association.

     9.4 Each party shall submit its position to the Board within 30 days from the date of appointment of the umpire, which time period may be extended by agreement of the parties, or in the absence of such agreement, the unanimous written consent of the Board.

     9.5 The arbitration shall take place in New York, New York, unless otherwise agreed in writing by the parties. The Board shall make its decision considering the custom and usage of the insurance and reinsurance business and any other relevant considerations including regulations and legal precedents. The Board is released from all judicial formalities and may abstain from the strict rules of law. The written decision of the majority of the Board shall be rendered within 60 days following the termination of the Board's hearings, unless the parties consent to an extension. Such majority decision of the Board shall be final and binding upon the parties both as to law and fact, and may not be appealed to any court of any jurisdiction. Judgment may be entered upon the final decision of the Board in any court of proper jurisdiction.

     9.6 Each party shall bear the fees and expenses of the arbitrator selected by or on its behalf, and the parties shall bear the fees and expenses of the umpire as determined by the Board.

10. CONFLICTS OF INTEREST

     10.1 If Manager reasonably considers that the interests of Company in relation to a particular transaction are materially different from the interests of other Fairfax subsidiaries serviced by Manager and involved in the same transaction, Manager shall notify Company of the perceived conflict and Company shall be entitled to withdraw the authority to act on its behalf in relation to that transaction whereupon Manager shall have no further obligation to consider Company's interest in relation to that transaction.

     10.2 To the extent that, in respect of services provided pursuant to the Agreement, any potential or perceived conflicts of interest arise by virtue of the retention by either party of legal or other counsel or representation which are also retained either at the date of this Agreement or subsequently by the other party and/or Fairfax, each party hereby waives such potential or perceived conflict and acknowledges the common interest of Manager, the Company and Fairfax.

11. MISCELLANEOUS

     11.1 The opening statements to this Agreement are not mere recitals and are incorporated by reference as material terms to this Agreement.

     11.2 Manager and Company agree that the Claims files are the property of Company.

     11.3 No assignment of this Agreement, or any rights or interest arising hereunder shall be valid unless in writing and mutually agreed upon by the parties.

     11.4 Company recognizes that a Claim may involve other indirect subsidiaries of Fairfax. Company further recognizes that some Claims may involve policies which are lost. Allocation of Loss and expense incurred with respect to such claims shall be in compliance with the applicable policy provisions, sound claims practices, and in accordance with the provisions of with the provisions of New York Insurance Department Regulation 30.

     11.5 Company shall have the right to designate additional Account/Claim Types to be referred to Manager for Claims Handling Services. Manager is under no obligation to accept such additional Account/ Claim types.

     11.6 Manager at all times hereunder, is acting as an independent contractor. Personnel supplied by Manager shall be employees of Manager and will not be for any purpose be employees of Company.

     11.7 Manager shall hold in confidence any confidential information obtained by it relating to the business of Company or its affiliated corporations or the policyholders of Company and to the same degree as it protects its own confidential information. Disclosures made by a party in the course of performing its obligations under this Agreement are not intended, and should not be construed, as a waiver of any privilege or confidentiality over such information and any such privileges and confidentialities are expressly reserved.

     11.8 This Agreement shall constitute the final, complete and entire agreement between the parties as respects Claims Handling Services. This Agreement may not be modified or amended except by written instrument executed by each party.

     11.9 This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws.

     11.10 Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement or any portion of any provision of this Agreement is declared null and void, invalid, prohibited by or unenforceable under applicable law by any Court or tribunal having jurisdiction, then such provision or such portion of a provision shall be fully severable and ineffective only to the minimum extent of such prohibition or invalidity, without invalidating the remainder of the Agreement or provision of this Agreement, shall be considered separate and apart from the remainder of this Agreement which shall remain in full force and effect, and said provision which was found to be prohibited or invalid shall remain in full force and effect in all other jurisdictions.

     11.11 This Agreement is subject to the non-disapproval or approval of the New York Insurance Department, and such terms and conditions hereof as may be required by such Insurance Department to be altered or amended shall be deemed acceptable to the parties hereto, to the extent same shall not change the substance and intent of this Agreement.

     11.12 The Commissioner of Insurance of the state of domicile of the Company or that of its affiliated companies, or his representatives shall, at all reasonable times, be permitted access to all relevant books and records of the Company.

     11.13 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The Section headings are for convenience and of reference only and shall not be construed as part of this Agreement.

12. REPRESENTATIONS AND NOTICES

     12.1 The signatories to this Agreement represent and warrant that they are authorized to execute this Agreement on behalf of their respective companies, that they have legal authority to bind their respective companies, and all corporate formalities necessary to said authorization have been completed.

     12.2 Any written notices or communications to be given under or pursuant to this Agreement may be given either by personal service, first class post, or facsimile to the address of the other party set out below or such other address as such party may have notified as being its address for service for purpose of this Agreement.

            Manager:  RiverStone Claims Management LLC
                  250 S. Commercial St. Suite 5000
                  Manchester, NH 03101
                  Attention: President
                  Fax: 603-656-2408

            Company:  Crum & Forster
                      305 Madison Avenue
                   Morristown, New Jersey 07960
                   Attention: President
                   Fax: TBD

     The parties have executed this Agreement as of the effective date set forth above.

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

RIVERSTONE CLAIMS MANAGEMENT LLC                   UNITED STATES FIRE INSURANCE COMPANY
By:    /s/                                         By:    /s/ MARY JANE ROBERTSON
    ----------------------------------------       ----------------------------------------
Its;   Senior Vice President and General           Its;   Executive Vice President and CFO
Counsel                                            -----------------------------------------
-----------------------------------------
                                                   By:    /s/ VALERIE J. GASPARIK
                                                   ----------------------------------------
                                                   Its;   Vice President and Secretary
                                                   -----------------------------------------
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